                                 EXHIBIT 12(c)

                            CNF TRANSPORTATION INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                        ------------------------
                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                        ------------------------
                                                               1998        1997
                                                        -----------  -----------
                                                        (dollars in thousands)
Fixed Charges:
  Interest Expense                                      $    16,981  $   21,067
  Capitalized Interest                                          969       1,321
  Dividend Requirement on Series B Preferred Stock(1)         5,616       6,118
  Interest Component of Rental Expense(2)                    19,134      16,337
                                                        -----------  ----------
                                                        $    42,700  $   44,843
                                                        -----------  ----------
Earnings:
  Income before Taxes                                   $   108,610  $   95,199
  Fixed Charges                                              42,700      44,843
    Capitalized Interest                                       (969)     (1,321)
    Preferred Dividend Requirements(3)                       (5,616)     (6,118)
                                                        -----------  ----------
                                                        $   144,725  $  132,603
                                                        -----------  ----------
  Ratio of Earnings to Fixed Charges:                           3.4x        3.0x
                                                        ===========  ==========

-------
(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2) Estimate of the interest portion of lease payments. The six month period ended June 30, 1997 was restated for a change in the estimation method.
(3) Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income before Taxes.